Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of First Place Financial Corp. of our report dated September 11, 2008 with respect to the consolidated financial statements of First Place Financial Corp., and the effectiveness of internal control over financial reporting, which report is included in the Annual Report on Form 10-K of First Place Financial Corp. for the year ended June 30, 2008.  We also consent to the reference to us under the heading “EXPERTS” in the prospectus.

                        Crowe Horwath LLP

Cleveland, Ohio
April 8, 2009